Exhibit 10.26

EXECUTION VERSION

Mandate Agreement

dated as of 2 October 2014

by and between

AMEC PLC, with registered office at Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ, UK

(hereinafter the Principal)

and

J. Kent Masters

(hereinafter the Agent)

1.                          The Principal submitted a public tender offer (the Offer) to acquire all issued and to be issued registered shares with a nominal value of CHF 3.00 each of the capital of Foster Wheeler AG, Lindenstrasse 10, 6340 Baar (Canton of Zug), Switzerland (hereinafter the Company). The Agent is a member of the board of directors of the Company, in his capacity as an individual, and not as a representative, employee, member, shareholder or partner of a corporate entity or partnership.

Subject to and with effect from the consummation of the Offer (the Offer Closing), the Agent herewith agrees to serve in a fiduciary capacity as a non-executive member of the board of directors of the Company with joint signatory power in accordance with the terms of this mandate agreement (the Agreement).

2.                          The Principal herewith designates its Chief Executive (presently Mr. Samir Brikho) and its Chief Financial Officer (presently Mr. Ian McHoul) to be the sole persons authorized, each individually, to instruct the Agent (hereinafter each, a Designee).

Subject to the immediately following paragraph of this Article 2 and Article 10, the Agent agrees to comply with and act in accordance with the instructions of the Principal, such instructions to be delivered to the Agent in written form by either of the Designees or directly by the Principal in accordance with the last paragraph of this Article 2 at least 5 business days prior to the Agent being required to take any specified action, unless the matter in question and such action are urgent. If more than one person is entitled to give instructions as or on behalf of the Principal or as Designee, the Agent may follow the instructions of any one of them without previously contacting the other persons so entitled.

In carrying out the instructions of the Principal, the Agent shall comply with the rules imposed by law and the articles of association and by-laws of the Company and the Agent shall inform the Designee if in his view the instructions given violate such rules (including his fiduciary duties) or conflict with the Agent’s rights or obligations under the Implementation Agreement (as defined in Article 10). In any such case, the Principal and the Agent shall consult in good faith with a view to resolve the issue (if any). In case after such consultation the Agent remains in doubt whether or not an instruction is in violation of the Agent’s duties or in conflict with the Agent’s rights or obligations under the Implementation Agreement he shall be entitled to obtain, at reasonable cost to be borne by the Principal, written legal advice from an independent legal advisor appointed by the Agent on this question, and shall provide the Principal with a copy of such legal advice. The Agent shall, after having obtained such legal advice, not be obliged to follow any instructions which, based thereon, he considers as being against the law, including as violating his fiduciary duties, or in conflict with the Agent’s rights or obligations under the Implementation Agreement.

The Agent shall in no event be under an obligation to follow any instructions which would result in the Agent not acting in line with all applicable laws and regulations including his fiduciary duties as a member of the board of directors of the Company.

If both Designees resign, or if they are no longer able to instruct the Agent, the Principal shall appoint one or several new Designees. Except as provided for in Article 3 of this Agreement, prior to the designation of a new Designee, the Agent shall only comply with written instructions duly signed by authorized signatories of the Principal.

3.                          If the Principal is not able to, or if he fails to, timely issue necessary instructions, or if the interests of the Company require immediate action and the Agent is not able to obtain any instructions, then the Agent shall to the best of his knowledge act in the best interests of the Company and in accordance with Article 2, paragraph 2 of this Agreement.

4.                          From the Offer Closing, during the term of this Agreement and following its termination, the Principal shall neither directly nor indirectly and procures that the Company will not assert any claims for monetary damages against the Agent in his capacity as agent under this Agreement and/or director of the Company; provided, however, that notwithstanding the foregoing, the Principal and any other person may at any time assert claims for, or based upon, fraud, unlawful intent (Absicht) or gross negligence.

The Principal hereby waives and procures that the Company will waive any claims as against the Agent and releases and procures that the Company will release the Agent from any responsibility arising out of or in connection with the Agent’s actions or omissions in the direction and management of the Company made in accordance and compliance with the Principal’s instructions or Article 3.

5.                          Indemnity

a.              Subject to Article 5(b), during the term of this Agreement and following its termination, the Principal shall, on the Agent’s demand, indemnify, release, discharge and hold the Agent harmless from and against any and all costs, charges (including but not limited to any reasonable legal costs and professional charges), expenses, losses, damages, penalties, interest and liabilities of whatever nature  (“Liability”) sustained or incurred by the Agent in connection with the Agent complying with the terms of this Agreement or arising out of or in connection with any claim, demand, proceeding, investigation or other action (“Claim”) which the Agent may sustain or incur in connection with the Agent complying with and acting in accordance with the instructions of the Principal issued (whether directly or through a Designee) pursuant to this Agreement (including, in each case, any cost incurred in enforcing this indemnity or making an insurance claim pursuant to Article 5(b)). The Principal agrees to indemnify the Agent based on agreed or customary rates for the time spent in defending any Claims.

b.              Subject to Article 11, the indemnity in Article 5(a) shall not apply to the extent that:

i.                  the Agent recovers the amount of the Liability from any other person (including without limitation under any policy of insurance) (save that any costs incurred in making such recovery including the amount of any excess or deductible or increased premium incurred by the Agent and any tax incurred as a result of the receipt of such recovery shall be deducted from the amount that the Agent is deemed to have recovered); or

ii.              the amount of the Liability is covered either by the indemnity provided by the Company to the Agent in connection with the Agent’s directorship of the Company or by the Principal to the Agent in connection with the Agent’s directorship of the Principal and its subsidiaries, in which case the Agent shall (unless such coverage is contingent upon the Agent having first exhausted his rights under the indemnity provided by this Agreement) claim under the relevant indemnity before making any claim under the indemnity in Article 5(a) above; or

iii.           the Liability arises from the fraud or fraudulent concealment, wilful default or gross negligence of the Agent.

c.               Irrespective of any limitation according to Article 5(b), the Principal agrees to reimburse or, at the discretion of the Agent and upon its first request, advance to the Agent all costs of proceedings and of reasonable attorneys’ and other fees and expenses incurred in analysing and defending Claims.

6.                          In view of the statutory provisions on Swiss withholding tax and the responsibility of the members of board of directors related thereto, the Principal shall, subject to and with effect from the Offer Closing, at any time as necessary and on the Agent’s demand, make available to the Company in Switzerland liquid assets or any other appropriate security in an amount equal to the applicable withholding tax on the Company’s reported and accrued earnings in the current financial year.

7.                          For its services as a member of the board of directors, from the Offer Closing the Agent shall receive from Principal or the Company an annual fee of CHF 20,000 plus reimbursement of all social charges and expenses levied or incurred in connection therewith. The fee shall be payable pro rata if the Agent serves as a member of the board of directors for less than an entire year. From the Offer Closing, the Principal shall procure that the Company pay such fee.

8.                          If the Principal terminates this Agreement after the Offer Closing, the Agent shall resign from the board of directors of the Company in accordance with the Principal’s instructions. If the Agent terminates this Agreement after the Offer Closing the Agent shall, unless mutually agreed otherwise, resign from the board of directors of the Company with immediate effect. Further, in case of resignation of the Agent as director this Agreement shall be terminated as of the date the resignation becomes effective.

The provisions in Articles 4, 5, 6, 8, 9 and 11 shall survive the termination of this Agreement.

9.                          Subject to and with effect from the Offer Closing, and except in the case of fraud, unlawful intent (Absicht) or gross negligence, the Principal shall vote its shares of the Company in favor of the Agent’s discharge at each relevant ordinary shareholders’ meeting where a vote is to be held on the Agent’s discharge in its function as a non-executive member of the board of directors of the Company while having acted in a fiduciary capacity under this Agreement.

10.                   Nothing contained in this Agreement shall in any way limit the parties’ rights or obligations under or in connection with the implementation agreement dated February 13, 2014, entered into by Principal and the Company in connection with the Offer (as amended from time to time) (the “Implementation Agreement”) and the rights and benefits under this Agreement shall be in addition to any rights and benefits under the Implementation Agreement.  In particular, the terms of this Agreement are without prejudice to any discretions or decisions granted or delegated to the Agent pursuant to the terms of the Implementation Agreement (including, but without limitation, pursuant to clause 9.5 thereof).

11.                   The parties to this Agreement agree that the purpose of the indemnity in Article 5 is to provide the Agent with coverage in relation to any liability or loss incurred by the Agent in connection with its compliance with the terms of this Agreement in circumstances where the director indemnities and D&O insurance provided to the Agent by the Principal and the Company do not cover any or all of such liability or loss. For the avoidance of doubt, nothing in Article 5 (and, in particular, Article 5(b)) is intended to prejudice the Agent’s ability to bring claims under any insurance policies or other indemnity provisions in relation to the Agent’s general activities as a director of the Principal or the Company.

12.                   This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland; in particular in accordance with the rules applicable to ordinary mandate agreements according to article 394 et seq. Swiss Code of Obligations.

All disputes arising out of or in connection with this Agreement shall be resolved, to the exclusion of the ordinary courts, by a sole arbitrator in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The seat of the arbitral tribunal shall be in Zurich. The arbitral proceedings shall be conducted in English.

The Principal:

/s/ Alison Yapp
Name: Alison Yapp

The Agent:

/s/ J. Kent Masters
Name: J. Kent Masters